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                                                                   EXHIBIT 10.10

[MICRUS COMPANY LOGO]

                               OFFER OF EMPLOYMENT

This letter dated May 23, 2003, represents a formal offer of at-will employment at Micrus Corporation. Micrus wishes to extend this offer to EDWARD RUPPEL for the position of Director of Technical Operations with a proposed start date of June 2, 2003. Employment will not begin until the terms in this offer are agreed to and acknowledged by signature of this letter. This offer is valid through May 27, 2003.

ELIGIBILITY

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

In addition, your employment at Micrus is contingent upon your execution and compliance with several Company Agreements as follows: Employment Agreement, Confidentiality and Proprietary Information Agreements, and an Arbitration Agreement. In addition, the Invention Assignment Agreement must be signed thus requiring, among other provisions, the assignment of patent rights to any invention made during your employment at the Company to Micrus Corporation.

COMPENSATION

Upon commencement of employment, EDWARD RUPPEL will be paid $6346.15 bi-weekly in accordance with the Company's normal payroll procedures. We have recommended that EDWARD RUPPEL receive stock options in the amount of 8000 shares. These options are subject to the Board of Directors' approval and the exercise price for the options will be equal to the fair market value of the Company's common stock on the grant date. One-fourth of the options vest at the end of the first year of employment, and one-forty-eighth vest each full month thereafter. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. The option grant shall be subject to the terms, definitions and provisions of the Company's 1998 Stock Plan and Stock Option Agreement by and between you and the Company, both of which documents are incorporated herein by reference. In the event that employment is terminated for any reason, all rights to exercise unvested stock options will be cancelled as per the applicable ISO Stock Options Plan.

BENEFITS

The following benefits will be made available to Edward Ruppel upon commencement of employment under the same terms as other Micrus employees and in accordance with the Company's Benefits Program.

-     Health, Dental, Vision, and Disability/Life Insurance

-     401(k)

-     Holiday pay

- PTO pay (Paid Time Off-to be accrued and used in accordance with Company policy)

By accepting the Micrus Corporation Offer of Employment, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus Corporation will retain the right to terminate the employment relationship for any reason. Upon any termination of the employment relationship, Micrus Corporation's only liability to you will be for payment of salary and vacation time earned prior to the termination date. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the President of Micrus Corporation. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements.

Agreed to and accepted by:

/s/ MICHEL MOUNIER        5/13/03               /s/ EDWARD RUPPEL   5/27/03
-----------------------------------             --------------------------------
Michel Mounier             Date                 Edward Ruppel         Date
CEO Micrus Corporation